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                                   Sullivan & Worcester LLP       T 202 775 1200
                                   1666 K Street, NW              F 202 293 2275
                                   Washington, DC 20006           www.sandw.com

                                                   January 30, 2006

Travelers Quality Bond Portfolio
One Cityplace
Hartford, Connecticut 06103

BlackRock Bond Income Portfolio
501 Boylston Street
Boston, Massachusetts 02116

        Re:     Acquisition of Assets of Travelers Quality Bond Portfolio
                _________________________________________________________

Ladies and Gentlemen:

        You have asked for our opinion as to certain Federal income tax consequences of the transaction described below.

                           Parties to the Transaction
                           __________________________

        Travelers Quality Bond Portfolio ("Target Fund") is a series of The Travelers Series Trust (the "Trust"), a Massachusetts business trust.

        BlackRock Bond Income Portfolio ("Acquiring Fund") is a series of Metropolitan Series Fund, Inc., a Maryland corporation (the "Corporation").

                       Description of Proposed Transaction
                       ___________________________________

        In the proposed transaction (the "Reorganization"), Acquiring Fund will acquire all of the assets of Target Fund in exchange for shares of Acquiring Fund of equivalent value and the assumption of the liabilities of Target Fund. Target Fund will then liquidate and distribute all of the Acquiring Fund shares which it holds to its shareholders pro rata in proportion to their shareholdings in Target Fund, in complete redemption of all outstanding shares of Target Fund, and promptly thereafter will proceed to dissolve.

                         Scope of Review and Assumptions
                         _______________________________

        In rendering our opinion, we have reviewed and relied upon the Agreement and Plan of Reorganization between the Trust with respect to Target Fund and the Corporation with respect to Acquiring Fund dated as of December 31, 2005 (the "Reorganization Agreement") and on the

BOSTON NEWYORK WASHINGTON, DC

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Travelers Quality Bond Portfolio
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January 30, 2006
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combined prospectus/proxy statement to be dated February 1, 2006 which describes the proposed transactions, and on the information provided in such prospectus/proxy statement. We have relied, without independent verification, upon the factual statements made therein, and assume that there will be no change in material facts disclosed therein between the date of this letter and the date of the closing of the transaction. We further assume that the transaction will be carried out in accordance with the Reorganization Agreement.

                                 Representations
                                 _______________

        Written representations, copies of which are attached hereto, have been made to us by the appropriate officers of Target Fund and Acquiring Fund, and we have without independent verification relied upon such representations in rendering our opinions.

                                    Opinions
                                    ________

        Based on and subject to the foregoing, and our examination of the legal authority we have deemed to be relevant, we have the following opinions:

        1. The transfer of all of the assets of Target Fund in exchange for shares of Acquiring Fund and assumption by Acquiring Fund of the liabilities of Target Fund followed by the distribution of said Acquiring Fund shares pro rata to the separate accounts as shareholders of Target Fund in liquidation of Target Fund will constitute a "reorganization" within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), and Acquiring Fund and Target Fund will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

        2. No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund solely in exchange for Acquiring Fund shares and the assumption by Acquiring Fund of the liabilities of Target Fund.

        3. No gain or loss will be recognized by Target Fund upon the transfer of its assets to Acquiring Fund in exchange for Acquiring Fund shares and the assumption by Acquiring Fund of the liabilities of Target Fund, or upon the distribution (whether actual or constructive) of such Acquiring Fund shares to the separate accounts as shareholders of Target Fund in exchange for their Target Fund shares.

        4. The separate accounts as shareholders of Target Fund will recognize no gain or loss upon the exchange of their Target Fund shares for Acquiring Fund shares in liquidation of Target Fund.

        5. The aggregate tax basis of the Acquiring Fund shares received by each separate accounts as a shareholder of Target Fund pursuant to the Reorganization will be the same as the aggregate tax basis of the Target Fund shares held by such separate account shareholder immediately prior to the Reorganization, and the holding period of the Acquiring Fund shares received by each separate accounts as a shareholder of Target Fund will include the period

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Travelers Quality Bond Portfolio
BlackRock Bond Income Portfolio
January 30, 2006
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during which the Target Fund shares exchanged therefor were held by such separate account shareholder, provided the Target Fund shares were held as a capital asset on the date of the Reorganization.

        6. The tax basis of the assets of Target Fund acquired by Acquiring Fund will be the same as the tax basis of those assets to the Target Fund immediately prior to the Reorganization, and the holding period of the assets of Target Fund in the hands of Acquiring Fund will include the period during which those assets were held by Target Fund.

        7. Acquiring Fund will succeed to and take into account the capital loss carryovers of Target Fund described in section 381(c) of the Code. The Acquiring Fund will take any such capital loss carryovers into account subject to the conditions and limitations specified in sections 381, 382, 383 and 384 of the Code and regulations thereunder.

        The foregoing opinions are based on the Code as in effect on the date hereof and administrative and judicial interpretations of it. No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect. This opinion letter is delivered to you in satisfaction of the requirements of Section 8.5 of the Reorganization Agreement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 relating to the Reorganization and to use of our name and any reference to our firm in such Registration Statement or in the combined prospectus/proxy statement constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,

                                        /s/ Sullivan & Worcester LLP
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                                        SULLIVAN & WORCESTER LLP